Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS INCREASED SECOND QUARTER RESULTS

Net Sales Increase Over 12% along with

277% Operating Income Growth from Prior Year

CHICAGO, IL – JULY 29, 2011 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $517,000, or $0.08 per share for the second quarter of 2011 as compared to a net loss of $364,000, or $0.06 per share for the second quarter of 2010. In addition, operating income increased to $951,000 for the current quarter from $252,000 in the same quarter last year. This substantial improvement reflected an increase in net sales from $25.7 million to $28.9 million and an increase in gross margin to 28.4 percent from 26.5 percent in the prior period.

Consolidated sales increased by nearly $3.2 million, or 12.3 percent, with the Cobra segment reporting an increase in net sales of $2.6 million, or 11.7 percent, and the Performance Products Limited (“PPL”) segment reporting an increase of $550,000, or more than 15.7 percent. The sales increase for the Cobra segment resulted from higher domestic sales of Citizens Band radios, Two-Way radios and Truck Navigation products as well as higher European sales. The increases in domestic Citizens Band radio and Truck Navigation sales reflected continued strong sales of the Company’s recently introduced 29 LX and 5550 PRO models while the increase in domestic Two-Way radio sales resulted mainly from increased sales to a major retailer. European sales included in the Cobra segment increased by 51% primarily reflecting higher Detection sales into Eastern Europe. The PPL sales increase was attributable to an increase in satellite navigation sales, which included a model that was not sold in the prior year’s second quarter. In addition, sales of Snooper golf GPS units increased.

“We are pleased to report to our shareholders the substantially improved operating performance over the same quarter last year, particularly the increase in sales, which was a result of the success of our new products and the marketing support behind them.” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Cobra Second Quarter Results – 2

Consolidated gross margin increased from 26.5 percent to 28.4 percent as a result of an improved product mix in both segments, including new products. The gross margin for the Cobra segment improved to 27.2 percent from 26.3 percent as higher margin categories recorded substantial sales increases. PPL’s gross margin increased to 35.7 percent from 27.5 percent last year reflecting both an improved product mix and an exchange gain in the current period compared to an exchange loss in the prior year period.

Selling, general and administrative expenses increased to $7.2 million in the second quarter from $6.6 million in the prior year. Variable selling expenses increased consistent with the net sales increase, while higher fixed expenses, principally in the Cobra segment, represented increased media and public relations expenses to support the rollout of new products as well as the cost of attending the Consumer Electronics Show, which was not attended last year.

Interest expense for the second quarter of 2011 was $255,000, which included $36,000 in amortization related to an interest rate swap that was terminated in the second half of 2010. This compared to $312,000 for the second quarter of 2010, and excluding the interest rate swap amortization, represented a decrease of $121,000 because of lower interest rates. Other expense decreased $191,000 compared to the prior year’s quarter primarily due to a smaller loss on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company.

Cobra had interest-bearing debt of $15.9 million as of June 30, 2011 compared to $12.3 million at June 30, 2010. Cash on hand at both June 30, 2011 and June 30, 2010 was $1.5 million. Inventory at the end of the second quarter increased to $29.2 million from $27.6 million the prior year and accounts receivable at the end of the quarter were $17.5 million, an increase from $14.5 million one year earlier.

On a year-to-date basis, consolidated net sales for Cobra have increased by 9.6 percent, to $51.3 million from $46.8 million, driven by new products as well as new and expanded distribution. In addition to this sales increase, an improved gross margin has resulted in operating income of $129,000 for the first six months as compared to an $827,000 operating loss for the prior year’s period. The net loss for the year-to date period was $302,000, or $0.05 per share, as compared to a net loss of $1.7 million, or $0.27 per share in the prior year.

Additionally, during the quarter, management discovered that the Company’s customs brokers had not informed management of a change in duty classification for domestic Detection products that had occurred from June 1, 2006. This resulted in a total underpayment over a five-year period of approximately $1.5 million, which was recorded as a liability at June 30, 2011. In addition, the Company reviewed the import classifications of all of its other products, which were determined to be correct. The effect on the income statement for the second quarter of 2011 was $43,000 and $79,000 on a year-to-date basis. The remaining liability of $1.4 million was charged to the prior periods based upon when the liability was incurred and will continue to be reflected in future filings up to and including our December 31, 2011 annual report on Form 10K, as it was not considered to be material to any of the prior periods from 2006-2010. Accordingly, this press release reflects the second quarter of 2010 income statement impact of $48,000 and $91,000 for the June 30, 2010 year-to-date.

Cobra Second Quarter Results – 3

In discussing the outlook for the third quarter of 2011, as well as the entire year, Mr. Bazet said, “The Company is expected to achieve better results in the third quarter of 2011 than in the third quarter of 2010. The Company also anticipates higher profitability in 2011 through the introduction of new and innovative products and new and expanded distribution and marketing channels. Moreover, we feel that the slowly improving global economy will favorably impact our business in 2011.”

On a final note, Mr. Bazet added, “I am sad to announce that Mr. Robert P. Rohleder, a member of the Company’s Board of Directors and Chairman of its Audit Committee, has passed away after a short illness. Bob served as a member of our Board since February 2005 and we will miss his knowledge of our Company and industry along with his likable personality. Mr. William P. Carmichael, a current member of our Audit Committee, will assume the role of Chairman of the Audit Committee.”

Cobra will be conducting a conference call on July 29, 2011 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net sales	$28,860	$25,710	$51,299	$46,793
Cost of sales	20,672	18,896	37,275	34,172

Gross profit	8,188	6,814	14,024	12,621
Selling, general and administrative expense	7,237	6,562	13,895	13,448

Earnings (loss) from operations	951	252	129	(827)
Other income (expense):
Interest expense	(255)	(312)	(523)	(628)
Other, net	(103)	(294)	161	(266)

Earnings (loss) before taxes	593	(354)	(233)	(1,721)
Tax provision	76	10	69	3

Net earnings (loss)	517	(364)	(302)	(1,724)
Less: net earnings attributable to non-controlling interest	0	0	0	0

Net earnings (loss) attributable to Cobra	$517	$(364)	$(302)	$(1,724)

Net earnings (loss) per common share attributable to Cobra shareholders:
Basic	$0.08	$(0.06)	$(0.05)	$(0.27)
Diluted	$0.08	$(0.06)	$(0.05)	$(0.27)

Weighted average shares outstanding:
Basic	6,540	6,471	6,513	6,471
Diluted	6,540	6,471	6,513	6,471

Cobra Second Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2011	December 31, 2010	June 30, 2010
ASSETS:

Current assets:
Cash	$1,476	$1,133	$1,519
Accounts receivable, net	17,458	22,021	14,548
Inventories, net	29,156	27,614	27,553
Other current assets	2,805	3,289	3,469

Total current assets	50,895	54,057	47,089

Property, plant and equipment, net	5,459	5,492	4,955

Total other assets	15,020	14,805	15,168

Total assets	$71,374	$74,354	$67,212

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$6,013	$7,205	$9,494
Accrued liabilities	6,380	6,653	6,105
Short-term debt	15,892	18,042	11,838

Total current liabilities	28,285	31,900	27,437

Non-current liabilities:
Long-term debt	0	0	440
Deferred taxes	1,474	1,538	1,727
Deferred compensation	7,273	7,145	7,207
Other long-term liabilities	558	565	998

Total non-current liabilities	9,305	9,248	10,372

Equity:
Shareholders’ equity - Cobra	33,756	33,178	29,377
Non-controlling interest	28	28	26

Total equity	33,784	33,206	29,403

Total liabilities and shareholders’ equity	$71,374	$74,354	$67,212